POTOMAC BANCSHARES, INC.

Charles Town, West Virginia

NOTICE OF REGULAR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 22, 2003

To the Shareholders:

The Regular Annual Meeting of Shareholders of Potomac Bancshares, Inc. (“Potomac”), will be held at Clarion Hotel and Conference Center, Shepherdstown, West Virginia, at 10:30 a.m., on April 22, 2003, for the purposes of considering and voting upon proposals:

1. To elect a class of directors for a term of three years.

2. To ratify the selection by the board of directors of Yount, Hyde & Barbour, P.C., as independent certified public accountants for the year 2003.

3. To approve and adopt the Potomac Bancshares, Inc., 2003 Stock Incentive Plan.

4. To approve any other business that may properly be brought before the meeting or any adjournment thereof.

Only those shareholders of record at the close of business on March 14, 2003, shall be entitled to notice of the meeting and to vote at the meeting.

By Order of the Board of Directors

Robert F. Baronner, Jr.

President and Chief Executive Officer

PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU HAVE THE OPTION TO WITHDRAW YOUR PROXY.

March 31, 2003

POTOMAC BANCSHARES, INC.

111 EAST WASHINGTON STREET

P.O. BOX 906

CHARLES TOWN, WEST VIRGINIA

(304) 725-8431

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS – APRIL 22, 2003

Potomac Bancshares, Inc. is furnishing this statement in connection with its solicitation of proxies for use at the annual meeting of shareholders of Potomac Bancshares, Inc. to be held on April 22, 2003, at the time and for the purposes set forth in the accompanying notice of regular annual meeting of shareholders.

Solicitation of Proxies

Potomac’s management, at the direction of Potomac’s board of directors, is making this proxy solicitation. These proxies enable shareholders to vote on all matters scheduled to come before the meeting. If the enclosed proxy is signed and returned, it will be voted as directed; or if not directed, the proxy will be voted “FOR” all of the various proposals to be submitted to the vote of shareholders described in the enclosed notice of regular annual meeting and this proxy statement. A shareholder executing the proxy may revoke it at any time before it is voted by:

•	notifying Potomac in person,

•	giving written notice to Potomac of the revocation of the proxy,

•	submitting to Potomac a subsequently-dated proxy, or

•	attending the meeting and withdrawing the proxy before it is voted at the meeting.

Potomac will pay the expenses of this proxy solicitation. In addition to this solicitation by mail, officers and regular employees of Potomac and Bank of Charles Town may, to a limited extent, solicit proxies personally or by telephone or telegraph, although no person will be engaged specifically for that purpose.

Eligibility of Stock for Voting Purposes

Under Potomac’s bylaws, the board of directors has fixed March 14, 2003, as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting or any adjournment thereof.

As of the record date for the annual meeting, 1,781,670 shares of the capital stock of Potomac were outstanding and entitled to vote. The principal holders of Potomac common stock are discussed under the section of this proxy statement entitled, “Principal Holders of Voting Securities”. As of the record date, Potomac had a total of approximately 1,100 shareholders of record.

PURPOSES OF MEETING

1.	ELECTION OF DIRECTORS

General

Potomac’s bylaws currently provide for a classified board of directors. There are three classes with each being elected for a three-year term. There are presently 10 directors on the board, four of whom are nominees for election at the 2003 annual meeting. Three of the nominees are non-employee directors.

Directors are elected by a plurality of the shares voted. As required by West Virginia law, each share is entitled to one vote per nominee, unless a shareholder requests cumulative voting for directors at least 48 hours before the meeting. If a shareholder properly requests cumulative voting for directors, then each shareholder will have the right to vote the number of shares owned by that shareholder for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors multiplied by the number of shares owned shall equal, or to distribute them on the same principle among as many candidates as the shareholder sees fit. If any shares are voted cumulatively for the election of directors, the proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. For all other purposes, each share is entitled to one vote.

Potomac’s bylaws provide that nominations for election to the board of directors, other than those made by or on behalf of Potomac’s existing management, must be made by a shareholder in writing delivered or mailed to the President not less than 14 days nor more than 50 days prior to the meeting called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, the nominations must be mailed or delivered to the President not later than the close of business on the 7th day following the day on which the notice of meeting was mailed. The notice of nomination must contain the following information, to the extent known:

•	name and address of proposed nominee(s);

•	principal occupation of nominee(s);

•	total shares to be voted for each nominee;

•	name and address of notifying shareholder; and

•	number of shares owned by notifying shareholder.

Nominations not made in accordance with these requirements may be disregarded by the chairman of the meeting and in such case the votes cast for each such nominee will likewise be disregarded.

The table beginning on page 6 of this proxy statement contains background information on each director nominee.

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Committees of the Board

Potomac’s board of directors has a standing audit committee. The report of this committee is given on pages 4 and 5 of this proxy statement. Other functions of board committees for Potomac have been carried out by the board of directors as a whole or through committees of the board of directors of Bank of Charles Town. While there is no such requirement, the board of directors of the bank and Potomac are, and have at all times been, identical.

The audit committee consists of four independent directors: J. Scott Boyd, Guy Gareth Chicchirichi, E. William Johnson and Donald S. Smith. The audit committee is appointed and approved by the boards of Potomac and the bank. The committee is to assist these boards in monitoring (1) the integrity of the financial statements of the corporation, (2) the compliance by the corporation with legal and regulatory requirements and (3) the independence of the corporation’s internal and external auditors. During 2002, the audit committee held five meetings.

The bank has a standing asset/liability/investment management committee, Community Reinvestment Act committee, personnel committee, trust committee, trust investment review committee and executive committee.

The asset/liability/investment management committee consists of six members: Robert F. Baronner, Jr., Guy Gareth Chicchirichi, William R. Harner, E. William Johnson, Gayle Marshall Johnson, and David S. Smith. This committee is comprised of board members and officers whose responsibilities are to manage the balance sheet of the bank by maximizing and maintaining the spread between interest earned and interest paid while assuming acceptable business risks and ensuring adequate liquidity. The committee recommends investment policies to the board and reviews investments as necessary. This committee held five meetings during 2002.

The Community Reinvestment Act (CRA) committee consists of seven members: Robert F. Baronner, Jr., Donna J. Burns, Robert W. Butler, Thomas C. G. Coyle, David Irwin, Marcia Lerch and Susan Myers. The CRA committee is responsible for recommending to the board of directors policies that address fair lending concerns and the requirements of the CRA. Fair lending concerns are directed at preventing lending practices that discriminate either overtly or that have the effect of discrimination. The Community Reinvestment Act requires that banks meet the credit needs of their communities, including those of low- and moderate-income borrowers. This committee held two meetings in 2002.

The personnel committee consists of seven members: Robert F. Baronner, Jr. (ex-officio), J. Scott Boyd, Guy Gareth Chicchirichi, Thomas C.G. Coyle, Tammy Miller, John C. Skinner, Jr. and Donald S. Smith. The personnel committee’s responsibilities include evaluating staff performance and requirements, reviewing salaries, and making necessary recommendations to the board regarding these responsibilities. The committee held three meetings in 2002. The executive officer who serves on this committee did not make recommendations or participate in meetings relating to his own salary. See “Salary and Personnel Committee Report on Executive Compensation.”

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The trust committee consists of six members: Robert F. Baronner, Jr., John P. Burns, Jr., Robert W. Butler, Thomas C.G. Coyle, Robert L. Hersey and John C. Skinner, Jr. The trust committee is responsible for the general supervision of the fiduciary activities performed by the Trust and Financial Services Division in order to ensure proper administration of all aspects of the bank’s fiduciary business. It sets forth prudent policies and guidelines under which the department can fulfill its fiduciary responsibilities in a timely and efficient manner and meet state and federal regulatory requirements. The committee makes periodic reports to the board of directors and oversees the activities of the trust investment review committee. The trust committee held six regular meetings in 2002.

The trust investment review committee, consisting of two trust officers, the president and chief executive officer, and one director (Robert L. Hersey, David S. Smith, Robert F. Baronner, Jr. and Robert W. Butler), meets regularly to review investments in trust accounts and to determine that these investments remain within the guidelines of the account. This committee held 13 meetings during 2002.

The executive committee consists of seven members: Robert F. Baronner, Jr., J. Scott Boyd, J.P. Burns, Jr., William R. Harner, E. William Johnson, John C. Skinner, Jr. and Donald S. Smith. This committee meets on an as needed basis to review and approve loans that exceed the chief executive officer’s lending authority. This committee held four meetings in 2002.

Neither Potomac nor the bank has a nominating committee. Rather, the board of directors of each selects nominees to fill vacancies on the board.

The board of directors of Potomac met for four regular quarterly meetings and three special meetings in 2002. The board of directors of the bank held regular monthly meetings the second Tuesday of each month in 2002. Special meetings are held from time to time as required. During 2002, the bank board held 12 regular meetings. During the year, each of the directors attended at least 75% of all meetings of the boards of Potomac and the bank and all committees of the boards on which they served.

Audit Committee Report

The audit committee’s report to the shareholders which follows was approved and adopted by the committee on March 4, 2003, and by the board of directors on March 11, 2003. The members of the audit committee are all independent directors.

The audit committee oversees Potomac’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

The audit committee has reviewed and discussed the audited financial statements with management, discussed with the independent auditor the matters required by SAS 61, received communications from the independent auditor as to their independence, and discussed independence with the auditor.

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Based on its review and discussions with management and the independent auditor, the audit committee recommended to the board of directors that the audited financial statements be included in the Form 10-KSB filed by the corporation.

The audit committee and the board of directors have adopted a written charter for the audit committee which is available upon request.

The following fees were paid to Yount, Hyde & Barbour, P.C., Potomac Bancshares, Inc.’s certified public accountants, for services provided to the corporation for the fiscal year ending December 31, 2002.

Audit Fees	$36,500
All Other Fees	$13,400
Financial Information Systems Design and Implementation Fees	$0

Audit fees are fees billed for the audit of the corporation’s financial statements and for the required quarterly reviews of those statements. All other fees include payment for any other types of services provided.

The audit committee of the board believes that the non-audit services provided by Yount, Hyde & Barbour are compatible with maintaining the auditor’s independence.

This report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Potomac specifically incorporates this report by reference, and shall not otherwise be filed with such Acts.

E. William Johnson, Chairman

J. Scott Boyd

Guy Gareth Chicchirichi

Donald S. Smith

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Management Nominees to the Board of Potomac

The management nominees for the board of directors are:

Nominees	Age	Served As Director of Potomac Since	Family Relation- Ship With Other Nominees	Year in Which Term Expires	Principal Occupation or Employment Last Five Years

William R. Harner	62	1994	None	2003	Employed at Bank since 1967; Senior Vice President and Cashier since 1988; Senior Vice President and Secretary of Potomac since 1994.

E. William Johnson	58	1994	None	2003	Professor of Economics – Shepherd College, Jefferson County, West Virginia.

John C. Skinner, Jr.	61	1994	None	2003	Attorney, owner of Nichols & Skinner, L.C., Jefferson County, West Virginia; Bank attorney since 1986; Potomac attorney since 1994.

Donald S. Smith	74	1994	None	2003	Employed at Bank 1947 to 1991; President 1978 to 1991 (retired); Vice President and Assistant Secretary of Potomac since 1994.

Directors Continuing to Serve Unexpired Terms

Directors	Age	Served As Director of Potomac Since	Family Relation- Ship With Other Nominees	Year in Which Term Expires	Principal Occupation or Employment Last Five Years
Robert F. Baronner, Jr.	44	2001	None	2005	Employed by bank as of 1/1/01 as President and Chief Executive Officer; former Senior Credit Officer BB&T

Northern West Virginia May 2000 – December 2000; former Executive Vice President One Valley Bank East September 1997 – April 2000; Senior Vice President Commercial Lending Division One Valley Bank East April 1994 – September 1997.

J. Scott Boyd	46	1999	None	2004	Pharmacist and President of Jefferson Pharmacy, Inc. in Jefferson County, West Virginia since 1982; President and Chairman of Board of Directors of In Home Medications West Virginia, Inc.

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Directors Continuing to Serve Unexpired Terms

Directors	Age	Served As Director of Potomac Since	Family Relationship With Other Nominees	Year in Which Term Expires	Principal Occupation or Employment Last Five Years
John P. Burns, Jr.	61	1994	None	2004	Owner/operator of a beef and grain farm in Jefferson County, West Virginia; President – Jefferson County Fair Association; Director – Valley Farm Credit.

Robert W. Butler	79	1994	None	2005	Retired owner of Warm Spring Farm & Orchard, Jefferson County, West Virginia; retired from Stauffer Chemical Company.

Guy Gareth Chicchirichi	61	1994	None	2005

Executive Manager; Secretary/Treasurer – Guy’s Buick-Pontiac-Oldsmobile-GMC Truck, Inc., Jefferson County, West Virginia; charter member of Charles Town Rotary Club; Director – Jefferson County Boys & Girls Club.

Thomas C.G. Coyle	74	1994	None	2005	Retired owner/operator of Riddleberger’s Store, Jefferson County, West Virginia; Trustee and Elder – Charles Town Presbyterian Church; Director – Edge Hill Cemetery.

Principal Holders of Voting Securities

The following shareholder beneficially owns more than 5% of Potomac’s common stock as of February 19, 2003.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Virginia F. Burns Rt. 2 Box 132 Charles Town WV 25414-9632	133,440 shares; Direct	7.4896

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Ownership of Securities by Nominees, Directors and Officers

The following table shows the amount of Potomac’s outstanding common stock beneficially owned by nominees, directors and principal officers of Potomac individually and as a group. The information is furnished as of February 19, 2003, on which date 1,781,670 shares were outstanding.

Non-Nominees	Amount and Nature of Beneficial Ownership			Percent of Common Stock

Robert F. Baronner, Jr. PO Box 906 Charles Town, WV 25414-0906	2,910 shares 450 shares 333 shares	(1,3 (2,4 (5	)* )* )*	.1633 .0253 .0187

Robert W. Butler 635 S Samuel Street Charles Town WV 25414-1141	6,990 shares 288 shares 4,350 shares	(1,3 (2,4 (5	)* )* )*	.3923 .0162 .2442

Guy Gareth Chicchirichi RR 6 Box 38 Charles Town WV 25414-9704	6,993 shares	(1,3	)*	.3925

Thomas C.G. Coyle 808 High Street Charles Town WV 25414	5,070 shares 5,823 shares	(1,3 (5	)* )*	.2846 .3268

J. Scott Boyd 201 S Preston Street Ranson WV 25438	150 shares 600 shares	(1,3 (2,4	)* )*	.0084 .0337

John P. Burns, Jr. 12 Burns Farm Lane Charles Town WV 25414	300 shares 8,253 shares 36 shares	(1,3 (2,4 (5	)* )* )*	.0168 .4632 .0020

Nominees	Amount and Nature of Beneficial Ownership			Percent of Common Stock

William R. Harner PO Box 906 Charles Town WV 25414-0906	150 shares 4,050 shares	(1,3 (2,4	)* )*	.0084 .2273

E. William Johnson Division of Business and Social Sciences Shepherd College Shepherdstown WV 25443	1,200 shares 825 shares	(1,3 (2,4	)* )*	.0674 .0463

John C. Skinner, Jr. PO Box 487 Charles Town WV 25414	5,874 shares 5,838 shares 5,934 shares	(1,3 (2,4 (5	)* )* )*	.3297 .3277 .3331

Donald S. Smith PO Box 264 Charles Town WV 25414-0264	7,200 shares 10,500 shares	(1,3 (5	)* )*	.4041 .5893

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Officers (Non-Nominees)	Amount and Nature of Beneficial Ownership			Percent of Common Stock
Gayle Marshall Johnson PO Box 906 Charles Town WV 25414-906	1,224 shares 300 shares	(1,3 (2,4	)* )*	.0687 .0168

	Amount and Nature of Beneficial Ownership			Percent of Common Stock
All nominees, directors & principal officers as a group (11 persons)	38,061 shares 20,604 shares 26,976 shares	(1,3 (2,4 (5	)* )* )*	2.1363 1.1564 1.5141

Total	85,641 shares			4.8068

*1	indicates sole voting power, 2 indicates shared voting power, 3 indicates sole investment power,
4	indicates shared investment power, 5 indicates indirect ownership by spouse or minor child.

Executive Compensation

Potomac’s officers did not receive compensation as such during 2002. The following table sets forth the annual and long-term compensation for services in all capacities to the bank for the fiscal years ended December 31, 2002, 2001 and 2000 of the chief executive officer. Neither Potomac nor the bank has any stock option plans, employee stock ownership plans or other employee benefit plans except for the pension plan and 401(k) plan described in this proxy statement.

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name And Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Under- Lying Options/ SARs(#)	LTIP Payouts ($)	All Other Compen- sation ($)
Robert F. Baronner, Jr. President and Chief Executive Officer*	2002 2001	126,469 107,224	20,895 17,200	9,120 9,175	N/A N/A	N/A N/A	N/A N/A	0 0

William R. Harner Senior Vice President and Cashier (Acting CEO June — December 2000)*	2000	73,726	N/A	8,875	N/A	N/A	N/A	0

Charles W. LeMaster (CEO until June 2000)*	2000	60,154	N/A	4,325	N/A	N/A	N/A	0

David W. Irwin Senior Vice President and Commercial Loan Division Manager	2002	74,562	65,011	N/A	N/A	N/A	N/A	0

* During 2000, Mr. LeMaster resigned his position with Potomac and with the bank. William R. Harner was appointed as Acting CEO during the search for a new chief executive. Robert F. Baronner, Jr. became President, CEO and director of Potomac and the bank as of January 1, 2001.

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Employee Benefit Plans

Potomac sponsors a noncontributory, defined benefit pension plan under which benefits are determined based on an employee’s average annual compensation for any five consecutive full calendar years of service which produce the highest average. An employee is any person (but not including a person acting only as a director) who is regularly employed on a full-time basis. An employee becomes eligible to participate in the plan upon completion of at least one year of service and attainment of age 21.

Normal retirement is at age 65 with the accrued monthly benefit determined on actual date of retirement. An employee may take early retirement from age 60 and the accrued monthly benefit as of the normal retirement date is actuarially reduced. There is no reduction if an employee is 62 years of age and has 30 years service.

PENSION PLAN TABLE

Average	Years of Service
Remuneration	5	10	15	20	25	30
$10,000	$760	$1,520	$2,280	$3,040	$3,800	$3,800
15,000	1,260	2,520	3,780	5,040	6,300	6,300
20,000	1,760	3,520	5,280	7,040	8,800	8,800
25,000	2,260	4,520	6,780	9,040	11,300	11,300
30,000	2,760	5,520	8,280	11,040	13,800	13,800
40,000	3,760	7,520	11,280	15,040	18,800	18,800
50,000	4,760	9,520	14,280	19,040	23,800	23,800
60,000	5,760	11,520	17,280	23,040	28,800	28,800
70,000	6,760	13,520	20,280	27,040	33,800	33,800
80,000	7,760	15,520	23,280	31,040	38,800	38,800

Compensation covered by the pension plan is based upon total pay. Effective for plan years beginning after December 31, 1993, the Internal Revenue Code (the “Code”) prohibits compensation in excess of $150,000 (as indexed) to be taken into account in determining one’s pension benefit.

As of December 31, 2002, the current credited years of service for each of the following officers is:

Name	Current Credited Years of Service
Robert F. Baronner, Jr.	2 Years
William R. Harner	35 Years
David W. Irwin	1 Year
Charles W. LeMaster	24 Years	(as of 2000)

During 2002, the corporation established a 401(k) profit sharing plan available initially to all fulltime employees. After initiation of the plan, employees become eligible to participate in the plan upon reaching age 21 and completing one year of service. Employees can make a salary deferral election authorizing the employer to withhold up to the amount allowed by law each calendar year. The employer may make a discretionary matching contribution each plan year. The employer may also make other discretionary contributions to the plan.

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Salary and Personnel Committee Report on Executive Compensation

The personnel committee is comprised of seven members: Robert F. Baronner, Jr. (ex-officio), J. Scott Boyd, Guy Gareth Chicchirichi, Thomas C.G. Coyle, Tammy Miller (Human Resources Director), John C. Skinner, Jr. and Donald S. Smith. The personnel committee reviews and recommends to the board changes to the compensation levels of all executive officers of the bank. The committee seeks to attract and retain highly capable and well-qualified executives and to compensate executives at levels commensurate with their amount of service to the bank. The committee met November 26, 2002 to review and approve the bank’s 2003 compensation levels. The bank’s chief executive officer reviews each executive officer’s compensation and makes recommendations to the committee. The committee reviews these recommendations and independently evaluates each executive’s job performance and contribution to the bank. The committee also considers the inflation rate and the compensation levels of executive officers holding similar positions with the bank’s competitors. For instance, the committee compares the compensation levels of its executive officers with the levels, when known, of such institutions as United National Bank, Jefferson Security Bank, City National Bank and BB&T. Compensation levels for executives of the bank are competitive when compared to these institutions.

The chief executive officer’s salary and bonus is tied to performance goals of the bank and the bank’s profitability for the prior fiscal year. Robert F. Baronner, Jr. served on the committee and was the bank’s chief executive officer; however, he did not make any recommendations relating to his salary and was not present at committee meetings when his compensation was being discussed.

In 2002 Mr. Baronner had the opportunity to earn up to 20% of his base salary in bonus. This incentive program is based on a number of factors including average market price per share, net income per share, loan and deposit growth, the bank’s efficiency ratio, credit quality, and trust department income. During 2002, Mr. Baronner earned $20,895 out of a possible bonus of $25,000.

In 2001 Potomac and the bank entered into an employment agreement with Mr. Baronner. The first year’s base salary for 2001 for Mr. Baronner as stated in the employment agreement was set after discussions with a professional executive recruiter as well as research regarding market rates for similar positions for candidates with equivalent education and experience. The salary is set each year as the agreement renews and is based on performance goals of the bank and the bank’s profitability as discussed above.

The senior vice president and cashier’s compensation is not tied to any performance goals of the bank and he does not serve on the committee.

The Internal Revenue Code disallows deductions of compensation exceeding $1,000,000 for certain executive compensation. The committee has not adopted a policy in this regard because none of the bank’s executives received compensation approaching the $1,000,000 level.

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This report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Potomac specifically incorporates this report by reference, and shall not otherwise be filed under such Acts. This report is submitted by:

Robert F. Baronner, Jr. (ex-officio)

J. Scott Boyd

Guy Gareth Chicchirichi

Thomas C.G. Coyle

John C. Skinner, Jr.

Donald S. Smith

Performance Graph

The following graph compares the yearly percentage change in Potomac’s cumulative total shareholder return on common stock for the five-year period ending December 31, 2002, with the cumulative total return of the Media General Index (SIC Code Index 6712 – Bank Holding Companies). Shareholders may obtain a copy of the index by calling Media General Financial Services, Inc. at telephone number (800) 446-7922. There is no assurance that Potomac’s stock performance will continue in the future with the same or similar trends as depicted in the graph.

The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Potomac specifically incorporates this graph by reference, and shall not otherwise be filed under such Acts.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN

AMONG POTOMAC BANCSHARES, INC.,

MEDIA GENERAL INDEX AND SIC CODE INDEX

ASSUMES $100 INVESTED ON JAN. 01, 1998

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING DEC. 31, 2002

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Employment Agreement

Potomac and the bank have an employment agreement with Robert F. Baronner, Jr., president and chief executive officer of Potomac and the bank. The agreement is for a one-year term, with additional renewals for one year each, unless terminated by one of the parties. The agreement provided for an annual salary of $110,000 plus director’s fees in 2001. The subsequent annual salaries are set each year as the agreement renews. The personnel committee set the annual salary at $137,000 for 2003. Under the agreement, if Mr. Baronner’s employment is terminated (other than for cause), he is entitled to one year’s salary and benefits. In the event of an actual or constructive termination of Mr. Baronner’s employment after a change in control of Potomac or the bank, Mr. Baronner would receive two years’ compensation and benefits for 18 months.

Compensation of Directors

Directors of Potomac were not compensated for their services as directors for 2002. Directors of the bank were compensated at the rate of $760 for each regular board meeting attended in 2002. Directors are additionally compensated $85 for each committee meeting attended. Directors who are operating officers of the bank are not compensated for committee meetings attended.

Certain Transactions with Directors, Officers and Their Associates

Potomac and the bank have had, and expect to have in the future, transactions in the ordinary course of business with directors, officers, principal shareholders and their associates. All of these transactions remain on substantially the same terms, including interest rates, collateral and repayment terms on the extension of credit, as those prevailing at the same time for comparable transactions with unaffiliated persons, and in the opinion of management of Potomac and the bank, did not involve more than the normal risk of collectibility or present other unfavorable features.

Nichols and Skinner, L.C., a law firm in which Director John C. Skinner, Jr. is a shareholder, performed legal services for the bank and Potomac in 2002 and will perform similar services in 2003. On the basis of information provided by Mr. Skinner, it is believed that less than five percent of the gross revenues of this law firm in 2002 resulted from payment for legal services by Potomac and the bank. In the opinion of Potomac and the bank, the transactions with Nichols and Skinner, L.C., were on terms as favorable to Potomac and the bank as they would have been with third parties not otherwise affiliated with Potomac or the bank.

J. Scott Boyd, Thomas C.G. Coyle, William R. Harner, John C. Skinner, Jr. and Donald S. Smith, directors of the bank and Potomac, have been indebted to the bank during 2002 in an amount in excess of $60,000. In the opinion of Potomac and the bank, these loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectability or present other unfavorable features.

2. RATIFICATION OF SELECTION OF AUDITORS

The board of directors has selected the firm of Yount, Hyde & Barbour, P.C. to serve as independent auditors for Potomac for the calendar year 2003. If the shareholders do not ratify the appointment of Yount, Hyde & Barbour, P.C., the board will consider the appointment of other auditors. Potomac is advised that no member of this accounting firm has any direct or indirect material interest in Potomac, or any of its subsidiaries.

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A representative of Yount, Hyde & Barbour, P.C., will be present at the annual meeting to respond to appropriate questions and to make a statement if he so desires. The enclosed proxy will be voted “FOR” the ratification of the selection of Yount, Hyde & Barbour, P.C., unless otherwise directed. The affirmative vote of a majority of the shares of Potomac’s common stock represented at the annual meeting of shareholders is required to ratify the appointment of Yount, Hyde & Barbour, P.C.

3.	PROPOSAL TO APPROVE THE POTOMAC BANCSHARES, INC., 2003 STOCK INCENTIVE PLAN

General

The shareholders are being asked to approve the company’s 2003 Stock Incentive Plan (the “Plan”). The Plan was adopted by the board of directors on February 11, 2003. An aggregate of 90,000 shares of common stock have been reserved for issuance under the Plan.

As of January 31, 2003, there are authorized shares available to be reserved under the Plan. The approval of the Plan will authorize the board of directors, or its committee, to grant incentive stock options (“ISO”) and non-statutory stock options (“NSO”). The provisions of these options are outlined below. The Plan is structured to allow the board of directors or its committee broad discretion in creating employee equity incentives in order to assist the company in attracting, retaining and motivating the best available talent for the successful conduct of our business. For these reasons, the board of directors has unanimously adopted resolutions approving, and recommending to the shareholders for their approval, the Plan, which includes the reservation of 90,000 shares of common stock. A copy of the Plan may be obtained upon written request to the company’s chief executive officer at the address listed on page 1 of this proxy statement.

Summary of the Plan

Purpose. The purpose of the Plan is to provide an additional incentive to eligible employees whose present and potential contributions are important to the continued success of the company, to afford them an opportunity to acquire a proprietary interest in the company and to enable the company to enlist and retain in its employ the best available talent for the successful conduct of its business.

Eligibility. Employees and directors of the company and its subsidiaries and affiliates whom the Board deems to have the potential to contribute to the future success of the company shall be eligible to receive awards under the Plan. As of January 31, 2003, there were approximately 80 persons eligible to receive awards under the Plan.

Administration. The Plan will be administered by a committee appointed by the board consisting of directors who are not employees of the company or the bank and are “non-employee directors” as that term is defined in Securities Exchange Commission Rule 16b-3. All questions of interpretation or application of the Plan are determined in the sole discretion of the board or its committee, and its decisions are final and binding upon all participants. Members of the board receive no additional compensation for their services in connection with the administration of the Plan.

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Stock Options. The Plan permits the granting of non-transferable stock options that either are intended to qualify as ISOs or are not intended to so qualify ( NSOs). The option exercise price for each share covered by an option must be equal to or greater than the fair market value of a share of common stock on the date of grant of such option.

The term of each option will be fixed by the committee but may not exceed 10 years from the date of grant in the case of ISOs. The committee will determine the time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the committee.

The exercise price of options granted under the Plan, including applicable withholding, must be paid in full by cash, check, promissory note, common stock with a fair market value on the exercise date equal to the aggregate exercise price of the options or delivery of an irrevocable subscription agreement.

Under the Plan, in the event of termination of an optionee’s employment for cause, as defined in the Plan, the options will expire on the date of termination. If termination occurs for any other reason, including retirement, an option may thereafter be exercised (to the extent it was exercisable on the date of termination or as otherwise set forth in the terms of the option) within such time period as is determined by the committee (which shall be no more than three months in the case of an ISO), subject to the stated term of the option. If the committee has determined that an employee was discharged for just cause, such employee shall have no further rights under the Plan. If an optionee’s employment or consultancy is terminated by reason of the optionee’s disability or death, the option will be exercisable for one year or six months, respectively, subject to the stated term of the option.

An aggregate of 90,000 shares of common stock have been reserved for issuance under the Plan. The granting of stock options under the Plan by the committee is subjective and is dependent upon, among other things, an employee’s individual performance. See “Participation in the Plan.” Therefore, future option grants to executive officers or employees under the Plan are not determinable.

Adjustments for Stock Dividends, Mergers and Other Events. The committee is authorized to make appropriate adjustments in connection with outstanding awards under the Plan to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation or similar event, the committee in its discretion may provide for substitution or adjustment in, or may accelerate or adjust such awards.

Amendment and Termination. The board may amend, alter or discontinue the Plan at any time, but such amendment, alteration or discontinuation shall not adversely affect any stock options then outstanding under the Plan, without the participant’s consent. Subject to the specific terms of the Plan described above, the board may accelerate any award or option or waive any conditions or restrictions pertaining to such award or option at any time. The Board will seek shareholder approval if the changes: (i) amend the class of eligible participants, (ii) increase the number of shares available for options, (iii) reduce the exercise price for options, (iv) extend the period for granting options, or (v) otherwise increase the benefits accruing to optionees. In addition, to the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) or Section 422A of the Internal Revenue Code (the “Code”) (or any other applicable law or regulation), the company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as is required.

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Certain United States Federal Income Tax Information. The following is only a brief summary of the effect of federal income taxation upon the recipient and the company under the Plan based upon the Code. This summary does not purport to be complete and does not discuss the income tax laws of any municipality, state or country outside of the United States in which an optionee may reside.

Stock Options. If an option granted under the Plan is an ISO, the optionee will recognize no income upon grant of the ISO and will incur no tax liability due to the exercise unless the optionee is subject to the alternative minimum tax. The company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an ISO regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the ISO and one year after exercise by the optionee, any gain (or loss) will be treated as long-term capital gain (or loss). If these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. A different rule for measuring ordinary income upon such premature disposition may apply if the optionee is subject to Section 16 of the Exchange Act. The company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain (or loss) recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain (or loss).

All options that do not qualify as ISOs are taxed as NSOs. An optionee will generally not recognize any taxable income at the time he or she is granted a NSO. However, upon the exercise of a NSO, the optionee will recognize ordinary income measured by the excess of the then fair market value of the shares over the option price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or where the optionee is subject to Section 16 of the Exchange Act, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by an optionee who is also an employee of the company will be subject to tax withholding by the company by payment in cash or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain (or loss). The company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a NSO.

Capital Gains. Capital gains are grouped and netted by holding periods. Net capital gains on assets held for 12 months or less is currently taxed at the individual’s highest federal ordinary income tax rate. Net capital gains on assets held for more than 12 months are currently taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

Participation in the Plan. The grant of options under the Plan is subject to the discretion of the board. As of the date of this proxy statement, there has been no determination by the board with respect to future awards under the Plan.

Shareholder Approval. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote will be required for approval of the proposed Plan at the meeting.

Recommendation of the Board of Directors. The board of directors believes that the Plan is necessary to provide the company agility and flexibility in attracting key employees and directors. The board of directors recommends that the shareholders vote “FOR” the proposal to approve the Plan for Employees.

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FORM 10-KSB ANNUAL REPORT

TO THE SECURITIES AND EXCHANGE COMMISSION

Upon written request by any shareholder to Gayle Marshall Johnson, Vice President and Chief Financial Officer, Potomac Bancshares, Inc., 111 East Washington Street, PO Box 906, Charles Town, West Virginia 25414-0906, a copy of Potomac’s 2002 Annual Report on Form 10-KSB will be provided without charge.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Potomac’s directors and executive officers, and persons who own more than ten percent of a registered class of Potomac’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Potomac. officers, directors and shareholders owning more than ten percent are required by SEC regulation to furnish Potomac with copies of all Section 16(a) forms which they file.

To Potomac’s knowledge, based solely upon review of the copies of such reports furnished to Potomac and written representations that no other reports were required, during the two fiscal years ended December 31, 2002, all Section 16(a) filing requirements applicable to its officers, directors and persons owning more than ten percent were complied with.

OTHER MATTERS

If any of the nominees for election as directors should be unable to serve as a director by reason of death or other unexpected occurrence, a proxy will be voted for a substitute nominee or nominees designated by the board of Potomac unless the board of directors adopts a resolution pursuant to the bylaws reducing the number of directors.

The board of directors is unaware of any other matters to be considered at the meeting but, if any other matters properly come before the meeting, persons named in the proxy will vote such proxy in accordance with their judgment on such matters.

Shareholder Proposals for 2004

Any shareholder who wishes to have a proposal placed before the next Annual Meeting of Shareholders must submit the proposal to Robert F. Baronner, Jr., President & Chief Executive Officer of Potomac, at its executive offices, no later than December 1, 2003, to have it considered for inclusion in the proxy statement of the annual meeting in 2004.

Robert F. Baronner, Jr.

President and Chief Executive Officer

Charles Town, West Virginia

March 31, 2003

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POTOMAC BANCSHARES, INC.

111 EAST WASHINGTON STREET, PO BOX 906, CHARLES TOWN WV 25414-0906

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

April 22, 2003

KNOW ALL PERSONS BY THESE PRESENTS, That the undersigned shareholder(s) of Potomac Bancshares, Inc. (“Potomac”), Charles Town, West Virginia, does (do) hereby nominate, constitute and appoint Donald S. Smith and Thomas C.G. Coyle, or either one of them, with full power to act alone as my (our) true and lawful attorney(s) with full power of substitution for me (us) in my (our) name, place and stead to vote all the Common Stock of Potomac, standing in my (our) name on its books at the close of business on March 14, 2003, at the Annual Meeting of Shareholders of Potomac Bancshares, Inc., called for and to be held at the Clarion Hotel and Conference Center, Shepherdstown, West Virginia, on April 22, 2003, at 10:30 a.m., and at any and all adjournments of said meeting, with all the powers the undersigned would possess if personally present, as follows:

1.	Election of Directors. For the election of the four persons listed below for a three year term:

William R. Harner                 E. William Johnson                 John C. Skinner, Jr.                 Donald S. Smith

[ ]	FOR ALL OF THE ABOVE LISTED NOMINEES

[ ]	DO NOT VOTE FOR ANY OF THE ABOVE LISTED NOMINEES

[ ]	FOR ALL OF THE NOMINEES LISTED ABOVE EXCEPT THOSE FOR WHOM I CHOOSE TO WITHHOLD TO VOTE FOR AS LISTED BELOW:

2.	A proposal to ratify the appointment by the Board of Directors of Yount, Hyde & Barbour, P.C., as independent Certified Public Accountants for the year 2003.

[    ]    FOR                         [    ]    AGAINST                         [    ]    ABSTAIN

3.	A proposal to approve and adopt the Potomac Bancshares, Inc. 2003 Stock Incentive Plan.

[    ]    FOR                         [    ]    AGAINST                         [    ]    ABSTAIN

4.	Any other business which may be brought before the meeting or any adjournment thereof.

Unless otherwise specified on this Proxy, the shares represented by this Proxy will be voted “FOR” the propositions listed above and described more fully in the Proxy Statement of Potomac Bancshares, Inc. distributed in connection with this Annual Meeting. Each share is entitled to one vote per nominee, unless a shareholder requests cumulative voting for directors at least 48 hours before the meeting. If cumulative voting is elected for the election of Directors, the Proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. If any other business is presented at said meeting, this Proxy shall be voted in accordance with recommendations of management.

The Board of Directors recommends a vote “FOR” the election of directors and “FOR” proposals 2 through 4.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

Dated:

(Signature(s) of Shareholder(s))

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.